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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aspen Technology, Inc.

        We consent to the incorporation by reference in the registration statements (No. 333-21593, 333-42538, 333-42540, 333-71872, 333-117637, 333-118952, 333-128423, and 333-169657 on Form S-8 of Aspen Technology, Inc. (the "Company") of our report dated August 23, 2011 with respect to the consolidated balance sheets of the Company as of June 30, 2011 and 2010 and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2011, and the effectiveness of internal control over financial reporting as of June 30, 2011, which reports appear in the June 30, 2011 annual report on Form 10-K of the Company.

        Our report dated August 23, 2011 on the effectiveness of internal control over financial reporting as of June 30, 2011 expresses our opinion that the Company did not maintain effective internal control over financial reporting as of June 30, 2011 because of the effects of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment a material weakness as of June 30, 2011 related to income tax accounting and disclosure.

/s/ KPMG LLP

Boston, Massachusetts
August 23, 2011

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm